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                                  PRESS RELEASE
                      FOR RELEASE MAY 2, 2007 AT 4:00 P.M.

                          For More Information Contact
                      Joseph J. Bouffard, President and CEO
                                 (410) 248-9130
                               BCSB Bankcorp, Inc.

               BCSB BANKCORP, INC. REPORTS MARCH 31, 2007 RESULTS

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., headquartered in Baltimore, Maryland, reported for the six months ending March 31, 2007 a net loss of $3.2 million or ($0.55) per basic and diluted share as compared to a net loss of $5,000 or ($0.00) per basic and diluted share for the six months ending March 31, 2006. For the three months ending March 31, 2007, the Bank reported a net loss of $3.0 million or ($0.51) per basic and diluted share as compared to net income of $114,000 or $0.02 per basic and diluted share for the three months ending March 31, 2006.

The losses were primarily associated with a balance sheet restructuring previously announced by the Company on March 21, 2007. The Bank elected to sell approximately $169.1 million of securities held in its investment portfolio (with an average yield of 3.51%) and repay $68.5 million in short-term borrowings (with an average cost of 5.97%). The Bank also plans to sell approximately $47.7 million in fixed rate residential mortgages (with an average rate of 4.37%). In conjunction with this restructuring, the Bank realized pre-tax losses on the sales of securities and loans of $7.4 million. During the same period the Bank received $3.4 million in insurance proceeds which represented a partial recovery of losses incurred as the result of a check-kiting fraud which was perpetrated on the Bank in June of 2006.

President Joseph J. Bouffard stated that "the restructuring of the balance sheet is part of the Bank's overall business plan to improve its profits and capital ratios, while reducing interest rate risk. The restructuring, along with the Company's second step conversion announced on February 17, 2007, will enable Baltimore County Savings Bank to compete more effectively in its market place."

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, and local and national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.


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

                               BCSB Bankcorp, Inc.
                         Summary of Financial Highlights
                 Consolidated Statements of Financial Condition
                                   (Unaudited)


                                                         March 31,               September 30,
                                                           2007                      2006
                                                               (Dollars in Thousands)
ASSETS
Cash equivalents and time deposits                   $         123,969         $          11,837
Investment Securities                                            6,443                   147,564
Loans and Mortgage Backed Securities                           512,963                   579,252
Other Assets                                                    83,051                    47,204
                                                     ------------------        ------------------
Total Assets                                         $         726,426         $         785,857
                                                     ==================        ==================
                                                     ==================        ==================
LIABILITIES
Deposits                                             $         591,699         $         604,845
Borrowings                                                      50,000                   118,473
Junior Subordinated Debentures                                  23,197                    23,197
Other Liabilities                                               27,095                     5,921
                                                     ------------------        ------------------
TOTAL LIABILITIES                                              691,991                   752,436
TOTAL STOCKHOLDERS' EQUITY                                      34,435                    33,421
                                                     ------------------        ------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY             $         726,426         $         785,857
                                                     ==================        ==================



                      Consolidated Statements of Operations
                                   (Unaudited)

                                                 Six Months ended March 31         Three Months ended March 31
                                                  2007               2006           2007              2006
                                                  (Dollars in Thousands)            (Dollars in Thousands)
                                                  (except per share data)          (except per share data)

 Interest Income                                $  20,205          $ 19,477       $  9,975          $  9,881
 Interest Expense                                  14,016            12,105          6,877             6,135
                                                ----------         ---------      ---------         ---------
 Net Interest Income                            $   6,189          $  7,372       $  3,098          $  3,746
 (Reversal) Provision for Loan Losses                  --              (109)            --                --
                                                -------------      ---------      ---------         ---------
 Net Interest Income After Provision for        $   6,189          $  7,481       $  3,098          $  3,746
 Loan Losses
 Total Non-Interest Income                         (6,758)              524         (7,084)              259
 Total Non-Interest Expenses                        4,417             8,168            588             3,893
                                                ----------         ---------      ---------         ---------
 (Loss) Income Before Tax Benefit               $  (4,986)         $   (163)      $ (4,574)         $    112
 Income Tax benefit                                (1,772)             (158)        (1,593)               (2)
                                                ----------         ---------      ---------         ---------
 Net (Loss) Income                              $  (3,214)         $     (5)      $ (2,981)         $    114
                                                ==========         =========      =========         =========
 Basic and Diluted Earnings Per Share           $   (0.55)         $   0.00       $  (0.51)         $   0.02
                                                ==========         =========      =========         =========
